NOVA RESOURCE, INC.

CERTIFIED PETROLEUM GEOLOGISTS *REGISTERED PROFESSIONAL ENGINEERS* CERTIFIED PETROLEUM GEOPHYSICISTS

Oil & Gas Exploration and Production * Certified SEC Reserves Valuations

P. O. Box 743324
Dallas, Texas 75374
Tel/Fax(972)530-3930
novapet@tx.rr.com

December 10, 2010

Mr. Allen Millmaker
Alamo Energy Corp.
10497 Town and County Way
Suite 310
Houston, Texas U.S.A. 77024
832-436-1832

RE: Certified Updated SEC Reserves Report and Economic Valuation of Lozano Lease located In Frio County, Texas

Dear Mr. Millmaker,

As per your request of Nova Resource, Inc. for a certified updated SEC Reserves and Economic Valuation analysis and report regarding your Oil and Gas Lease interest in the Lozano Lease located in Frio County, Texas the following is supplied in conformance with your request.

LEASE DESCRIPTION:

Your Lozano Lease consist of +/- 120 acres more or less located in the northwest quarter of the J. Poitevent Survey # 1379, abstract number 550 of Frio County, Texas U.S.A.. The Lozano lease contains four (4) wellbores, three (3) of which are presently producing oil, the Lozano #01, #2 and #3 wells, with cumulative production at 04/02/2010 of 34,804 bbls of oil and 3,498 Mcf of gas and the fourth well, the Lozano # 4 well which did produce a cumulative total of 2,752 bbls of oil and 87 Mcf of gas but is presently plugged and abandoned. The Lozano lease has a Railroad Commission Lease ID Number of 8603. The Lozano lease is 18 miles northeast of the town of Pearsall. The spacing of the wells is twenty (20) acres per well in the Kyote Field with regulated fresh water protection mandated at 1,850 feet.

WELLS DESCRIPTIONS:

The first of the four wells, The Hector C. Lozano # 01 well, was originally (1982) operated by Staccatto Energy Corporation, subsequently by J. W. Stubbs, in 2006 by Clamp Operating Incorporated and from 1999 to the present by Trius Operations, LLC. The Lozano # 01 has a ground elevation of 596 feet and an API # of 42-163-32208 in Railroad District Number 1. The Lozano # 01 well is presently an oil producer with a total depth (TD) of 3,190 feet and was completed on November 23, 1982 with 8 5/8 " casing set at 135 feet cement to surface, 4 ½ " casing set at 3,000 feet cement to surface, and 2 3/8 " set at 3,190 (TD) feet with perforations from 3,111 feet to 3,128 feet. This well produces from the Olmos and San Miguel interval of the Upper Cretaceous Gulfian Series.

The second of the four wells was operated by J. W. Stubbs and is now operated by Trius Operations, Inc. The second well is the Lozano, Hector C. # 2 well and has a ground elevation of 603 feet and an API # of 42-163-32220 in Railroad District Number 1. The Lozano # 2 well is presently an oil producer with a total depth (TD) of 3,500 feet and was completed on April 2, 1983 with 8 5/8 " casing set at 155 feet cement to surface, 5 ½ " casing set at 3,310 feet cement to surface, and 2 7/8 " tubing set at 3,210 feet with perforations from 3,072 feet to 3,088 feet. This well produces from the Olmos and San Miguel interval of the Upper Cretaceous Gulfian Series.

The third of the four wells was operated by J. W. Stubbs and is now operated by Trius Operations, Inc. The third well is the Lozano, Hector C. # 3 well and has a ground elevation of 609 feet and an API # of 42-163-32228 in Railroad District Number 1. The Lozano # 3 well is presently an oil producer with a total depth (TD) of 3,585 feet and was completed on June 30, 1983 with 8 5/8 " casing set at 160 feet cement to surface, 4 ½ " casing set at 3,200 feet cement to surface, and 2 7/8 " set at 3,050 (TD) feet with perforations from 3,102 feet to 3,118 feet. This well produces from the Olmos and San Miguel interval of the Upper Cretaceous Gulfian Series.

The fourth of the four wells was originally operated by and was operated by Lahoma Properties, Inc. and is now plugged and abandoned. The fourth well is the Lozano, Hector # 4 well and has an API # of 42-163-32408 in Railroad District Number 1. The Lozano # 4 well is presently plugged and abandoned with a total depth (TD) of 3,126 feet and was completed, with 8 5/8" casing at 168 feet and 4 ½" casing at 3,120, as a producer on March 12, 1985 with record perforations between 3,054 to 3,052 and 3.048 to 3,042. This well produced from the Olmos D and San Miguel interval of the Upper Cretaceous Gulfian series and produced 2,752 barrels of oil and 87 Mcf of gas by July 1994. The well was plugged and abandoned on December 20, 1985.

The casing was reported pulled from the wellbore.

RESERVOIRS:

The producing Olmos and San Miguel sands are scattered throughout the county and generally oriented in a southwest to northeast trend at depths of 3,000 to 4,000 feet with sporadic accumulations of sands from 100 to 400 feet in thickness. There is a distinct demarcation running southwest to northeast. South of demarcation has the productive reservoirs and north of the demarcation the reservoir is absent. Production from many hundreds of these wells has established a typical production from these reservoirs between 10,000 to 14,000 barrels of oil per wellbore with occasional production up to 22,000 barrels of oil per wellbore in the thicker accumulations of pay sands up to 400 feet. Water is typically recovered from the Olmos and used to inject into the San Miguel since the waters are compatible in chemistry. Both the Olmos and the San Miguel, at various locations, have had water from one reservoir injected into the other reservoir to attempt to increase production with some limited success due to the sporadic nature of the reservoir limiting flood front control. Five spot floods have had more success than front flooding but water flooding is generally too expensive for the limited results. Only infield flooding has achieved economic recovery in some flood locations.

RESERVES ANALYSES AND ECONOMIC VALUATIONS:

Using all of the information supplied from your office and all information which was obtained from the RRC of Texas and public and private sources, the following REMAINING RESERVES AND ECONOMICS can reasonably be expected to be produced from prudent operations of the producing wells of the Lozano Lease of Frio County, Texas at $ 84 oil and $ 4 gas and is a certified SEC report of such reserves and present value (PV-10) of the property and PDP and PUD wells. There is no PDNP potential and this report does not include any probable or possible reserves that may be recovered. Existing Lease Operating expenses (LOE) is used with no escalation in prices, 75 % NRI is used in the calculations of reserves and the PV-10 valuation.

LOZANO LEASE (3 PDP + 1 PUD wells):

Expected CapEx Net USD ($)	PDP Remaining Recoverable Reserves (Bbls)	PUD Recoverable Reserves (Bbls)	COMBINED Recoverable Reserves (Bbls)
	PDP	PUD	PDP+PUD
$250,000	8,804 Bbls	7,205 Bbls	16,009 Bbls
PV-10	$ 219,953 USD	$108,733 USD	$ 328,686 USD

It is our opinion that the PDP reserves and economics are the most likely to be achieved in 6.78 years before the economic limit (expenses being equal to revenue) is reached. The economic limit, and thus the reserves to be profitably recovered, depends upon many variables, not the least of which are the operating expenses and the price of oil. In this projection the Lease Operating Expenses are held constant at $ 4,140 per well per month for the lease and the price of oil is held constant at $ 84 per barrel of oil and $ 4 per Mcf of gas. Variations in the operating expenses and the price of oil may change over time and the volumes of oil reserves to be economically recovered and thus the valuation of those reserves may also vary.

Hardcopy, documentations, and calculations, etc. shall be sent to your office.

Nova Resource, Inc. is acting as an independent reserves analysis-consulting firm and has been retained by the owner of the Lozano lease interests, Alamo Energy Corp. Neither Nova Resource, Inc. nor any of its employees or associates owns any interest in the subject leases or wells.

If you have any questions please contact this office at 972 530-3930 Tel/Fax, or 214 543-6148 cell, or by e-mail at novapet@tx.rr.com.

Thank you for this opportunity to be of service to you and your company.

We look forward to being of service in the future.

Respectfully,
Nova Resource, Inc.

Joseph V. Rochefort
President
CPG # 3358; CGP # 90,
SIPES # 1901, QRE CT 51-101


PROFESSIONAL
DIVISION
JOSEPH V. ROCHEFORT
1901